Exhibit 4

AMENDMENT TO THIRD AMENDED AND
RESTATED SECURED REVOLVING CREDIT AGREEMENT

THIS AMENDMENT TO THIRD AMENDED AND RESTATED SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made as of December 2, 2011 (the “Effective Date”), by and among DOLPHIN MALL ASSOCIATES LLC, a Delaware limited liability company (“Dolphin LLC”), FAIRLANE TOWN CENTER LLC, a Michigan limited liability company (“Fairlane LLC”), and TWELVE OAKS MALL, LLC, a Michigan limited liability company (“TOLLC”; Dolphin LLC, Fairlane LLC and TOLLC are collectively referred to herein as “Borrowers”), EUROHYPO AG, NEW YORK BRANCH, in its capacity as administrative agent for the Banks (as defined below) (in such capacity, “Administrative Agent”), the undersigned Banks, and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP (“TRG”; Fairlane LLC, TOLLC and TRG, in their capacities as guarantors, are collectively referred to herein as “Guarantors”).
R E C I T A L S:
A.    Reference is made to that certain Third Amended and Restated Secured Revolving Credit Agreement (the “Credit Agreement”) dated as of July 29, 2011 between Borrowers, Administrative Agent and various lenders party thereto (each, a “Bank” and collectively, the “Banks”), pursuant to which the Banks agreed to extend a secured revolving credit facility to Borrowers in an amount up to $650,000,000.00. Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
B.    In addition to Letters of Credit permitted to be issued for the account of TOLLC pursuant to Section 2.17 of the Credit Agreement, Borrowers have requested that the Credit Agreement be amended to permit one or more Letters of Credit in the amount of up to $63,000,000 be issued under the Credit Agreement a single time for the account of Dolphin LLC by an Issuing Bank (defined below) without any increase of the Dolphin Sublimit or the Total Loan Commitment. The Required Banks are willing to agree to such amendment on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree and acknowledge as follows:
1.Incorporation of Recitals. The foregoing recitals are hereby incorporated into this Amendment as if fully set forth therein.

2.Amendments.

A.The following definitions are added (each in proper alphabetical order) to Section 1.01 of the Credit Agreement:

“Assumed LC Interest Expense”: means, solely for the purpose of calculating the ratio set forth in Section 8.01(7), for each Letter of Credit outstanding as of the last day (the “Determination Day”) of the twelve (12) month period being tested, (1) the amount of such Letter of Credit as of the Determination Day multiplied by (2) an assumed interest rate equal to the sum of the Applicable Margin plus the LIBOR Interest Rate (for a one (1) month Interest Period) as of the Determination Day multiplied by (3) a fraction, the numerator of which is the number of days during such twelve (12) month period which such Letter of Credit was outstanding and the denominator of which is 360.
“Dolphin Letter of Credit”: has the meaning set forth in Section 2.17(b).
“Issuing Bank”: (1) with respect to any TOLLC Letter of Credit, Administrative Agent and (2) with respect to any Dolphin Letter of Credit, JPMorgan Chase Bank NA.
“TOLLC Letter of Credit”: has the meaning set forth in Section 2.17(a).
B.     The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is modified so as to additionally include any application or separate reimbursement agreement executed by a Borrower in favor of an Issuing Bank with respect to a Letter of Credit issued under this Agreement.

C.    The definition of “Property Debt Yield” in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Property Debt Yield” means, with respect to any Property, for any calendar quarter, the ratio (expressed as a percentage) of (1) Property EBITDA of such Property for the twelve (12)-month period ending with such calendar quarter to (2) the outstanding principal balance under the Notes of the applicable Borrower plus, with respect to TOLLC and Dolphin LLC, the total outstanding amount of Letters of Credit for the account of such Borrower as of the end of such calendar quarter.
D.    The following shall be added at the end of Section 2.01(b): “or Dolphin LLC, as applicable.”

E.    Section 2.17 of the Credit Agreement is amended and restated as follows:

SECTION 2.17    Letters of Credit.
(a)    TOLLC may request, in lieu of advances of proceeds of its Loans, that Administrative Agent issue unconditional, irrevocable standby letters of credit (each, a “TOLLC Letter of Credit”) for the account of TOLLC, payable by sight drafts, for such beneficiaries and with such other terms as TOLLC shall specify. TOLLC may request TOLLC Letters of Credit be issued for its own general business purposes or the general business purposes of TRG or its Affiliates. The amount of any TOLLC Letter of Credit shall not exceed the lesser of (1) $50,000,000 less the amount of all other TOLLC Letters of Credit then issued and outstanding or (2) the amount available for disbursement to TOLLC hereunder, it being understood that the amount of each TOLLC Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the amount available for disbursement hereunder as provided in Section 2.01.
(b)    Additionally, Dolphin LLC may request, in lieu of advances of proceeds of its Loans, that an Issuing Bank issue one or more unconditional, irrevocable standby letters of credit (each, a “Dolphin Letter of Credit”; together with each TOLLC Letter of Credit, a “Letter of Credit”) for the account of Dolphin

LLC, payable by sight drafts, for such beneficiaries and with such other terms as Dolphin LLC shall specify. Dolphin LLC may request Dolphin Letters of Credit be issued for its own general business purposes or the general business purposes of TRG or its Affiliates. The outside date for issuance of Dolphin Letters of Credit shall be March 31, 2012. The aggregate amount of Dolphin Letters of Credit issued shall not exceed the lesser of (1) $63,000,000 or (2) the amount available for disbursement to Dolphin LLC hereunder, it being understood that the amount of each Dolphin Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the amount available for disbursement hereunder as provided in Section 2.01. Once a Dolphin Letter of Credit is cancelled (or reduced), no additional Dolphin Letter of Credit may be issued for the resulting availability. The Banks have no obligation to cause any Issuing Bank to issue a Dolphin Letter of Credit.
(c)    Except as otherwise set forth in this Section 2.17, the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.04. There shall be no minimum amount in which a Letter of Credit may be issued. A Borrower requesting issuance of a Letter of Credit must so notify the Administrative Agent and the Issuing Bank not less than two (2) Banking Days prior to the requested date of issuance. (Such Borrower shall, prior to such formal request, have provided the Issuing Bank with information pertaining to the requirements for said Letter of Credit so that the Letter of Credit can be prepared for issuance on a timely basis.) The Administrative Agent shall advise the Issuing Bank whether it is in receipt of the conditions precedent required for such issuance. The Issuing Bank shall furnish Administrative Agent with a copy of each Letter of Credit (or any material amendment thereto) upon issuance, and the Administrative Agent shall promptly notify each of the Banks of such issuance.
(d)    The Issuing Bank's issuance of each Letter of Credit shall be subject to satisfaction by TOLLC or Dolphin LLC, as applicable, of all conditions precedent to its entitlement to an advance of proceeds of the Loans as set forth in Section 4.02.
(e)    Each TOLLC Letter of Credit shall have an expiration date of no later than the earlier of the Maturity Date or one (1) year after the date of its issuance. Each Dolphin Letter of Credit must expire no later than March 31, 2013 and may not be renewed beyond that date.
(f)    In connection with, and as a further condition to the issuance of, each TOLLC Letter of Credit, TOLLC shall execute and deliver to Administrative Agent an application for the Letter of Credit on Administrative Agent's standard form therefor, together with such other documents, opinions and assurances as Administrative Agent shall reasonably require. In connection with, and as a further condition to the issuance of, each Dolphin Letter of Credit, Dolphin LLC shall execute and deliver to the Issuing Bank an application for the Dolphin Letter of Credit on the Issuing Bank's standard form therefor, together with such other documents, opinions and assurances as Issuing Bank shall reasonably require.
(g)    In connection with each Letter of Credit, TOLLC and/or Dolphin LLC, as applicable, hereby covenants to pay the following fees, each payable quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of the Letter of Credit): (i) a fee payable to the Administrative Agent for the account of the Banks, computed daily on the amount of the Letters of Credit issued and outstanding at a rate per annum equal to the “Banks' L/C Fee Rate” (as hereinafter defined) and (ii) a fee payable to the Issuing Bank for its own account, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum of (x) 0.125% for each TOLLC Letter of Credit and (y) such amount as Dolphin LLC and the Issuing Bank shall agree for any Dolphin Letter of Credit. For purposes of this Agreement, the “Banks' L/C Fee Rate” shall mean, a rate per annum equal to the Applicable Margin for LIBOR Loans plus, if an Event of Default exists, four percent (4%) per annum. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the return, undrawn, or cancellation of such Letter of Credit (or on the date the Loan matures or this Agreement is terminated, if earlier). In addition, TOLLC and Dolphin LLC, as applicable, shall pay the Issuing Bank's customary administrative fees and expenses, including reasonable legal fees, in connection with the issuance, extension, amendment, drawing and cancellation of all Letters of Credit.
(h)    Dolphin LLC and TOLLC agree to reimburse (or cause to be reimbursed from Borrowings pursuant to Section 2.17(i)) any Issuing Bank issuing a Letter of Credit for its respective account on each date on which the Issuing Bank notifies such Borrower (with a copy to Administrative Agent, if the Administrative Agent is not the Issuing Bank) of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower and paid by the Issuing Bank for the amount of the draft so paid. So long as the Issuing Bank notifies the Administrative Agent before 11:00 a.m. (New York time) on a Banking Day that the Issuing Bank has paid such draft, the applicable Borrower shall cause such draft to be reimbursed on the same Banking Day (or, if such notice is received after such time, then on the next Banking Day). Interest on the amount of such draw shall accrue and be payable by the applicable Borrower to Issuing Bank on demand from the date of such draw until reimbursed at the following rate: (i) through and including the second Banking Day after demand, at the Base Rate plus the Applicable Margin and (ii) thereafter, at the Default Rate.
(i)     Upon receipt of notice of a draw under a Letter of Credit, Administrative Agent shall request Loans be made to reimburse the Issuing Bank, as follows: immediately upon written notice (which may be by electronic transmission) from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans (including, without limitation, the conditions precedent contained in Section 4.02), advance proceeds of its Loan, in an amount equal to its Pro Rata Share of such drawing (plus interest accrued thereon), which advance shall be made to Administrative Agent and shall be used to reimburse the Issuing Bank, for its own account, for such drawing. Each Bank further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks' termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. If Administrative Agent receives such notice before 11:00 a.m. (New York time) on a Banking Day, it shall request such Loans on the same Banking Day; otherwise it shall request such Loans no later than 11:00 a.m. (New York time) on the next Business Day after receipt. In the event that any Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy or insolvency Law with respect to TOLLC, Dolphin LLC or any other Borrower), then each Bank shall purchase (on or as of the date such Loan would otherwise have been made) from the Issuing Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing (plus interest accrued thereon).
(j)    Upon the occurrence of an Event of Default and at the request of any Issuing Bank, TOLLC and/or Dolphin LLC, as applicable, shall (i) deposit with each Issuing Bank cash collateral in the amount of all Letters of Credit outstanding for its respective account, which cash collateral shall be held by Issuing Bank as security for the obligations of TOLLC or Dolphin LLC as applicable, in connection with the Letters of Credit issued by such Issuing Bank and (ii) execute and deliver to each Issuing Bank such documents as such Issuing Bank requests to confirm and perfect the assignment of such cash collateral to such Issuing Bank. If cash collateral constituting less than the full outstanding amount of the Letters of Credit is deposited, the deposits made shall be shared pari passu between the Issuing Banks.
(k)    With respect to Section 2.02(d) of each of the Mortgages, all of Borrowers' unreimbursed Letter of Credit reimbursement obligations (and interest accrued thereon), shall have the same priority of payment from collateral proceeds as (and shall be pari passu with) the principal of and interest on the Notes.
(l)    Dolphin LLC and TRG agree, jointly and severally, to indemnify each Issuing Bank of a Dolphin Letter of Credit from, and hold such Issuing Bank harmless, from and against all claims, actions, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Issuing Bank arising out of or by reason of issuance of any Dolphin Letter of Credit. TOLLC and TRG agree, jointly and severally, to indemnify each Issuing Bank of a TOLLC Letter of Credit from, and hold such Issuing Bank harmless, from and against all claims, actions, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Issuing Bank arising out of or by reason of issuance of any TOLLC Letter of Credit. No Borrower nor TRG will be liable under the foregoing indemnification provision to an Issuing Bank to the extent that such claim, action, damage, liability or expense is found by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Issuing Bank's bad faith or gross negligence.
(m)    Each Borrower's obligations under this Section 2.17 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees that the Issuing Bank (and each other Bank) shall not be responsible for, and such Borrower's reimbursement obligations under this Section 2.17 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such

Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank. Each Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the Issuing Bank to such Borrower or constitute a defense to payment by Borrowers hereunder.
(n) The “Additional Costs” for which a Borrower may be obligated to compensate Banks under Section 3.01 (on and subject to the procedures and limitations set forth therein), shall additionally include increased costs resulting from a Regulatory Change which a Bank determines are attributable to its obligations under Section 2.17(i) or otherwise with respect to maintenance of a Letter of Credit.
F.    With respect to Section 3.07 and Section 12.05 of this Agreement, at any time at which a Letter of Credit has been issued by an Issuing Bank (other than Administrative Agent) and remains outstanding, in each instance where the consent of the Administrative Agent is required for transfer of part or all of a Bank's Loan Commitment, such transfer shall also be subject to the prior written consent of each Issuing Bank, such consent not to be unreasonably withheld or delayed.

G.    Section 4.02(4) of the Credit Agreement is amended and restated as follows:

(4)    Property EBITDA of each Property for the last four (4) calendar quarter period for which Borrowers were required to report financial results was not less than twelve percent (12%) of the principal balance of the Loans borrowed by such Borrower (including, with respect to TOLLC and Dolphin LLC, the amount of outstanding Letters of Credit for its respective account) after giving effect to the requested advance (or Letter of Credit);
H.    Section 8.01(7) of the Credit Agreement is amended and restated as follows::

(7)    Relationship of Combined Property EBITDA to Interest Expense on Loans. As of the end of any calendar quarter, the ratio of (i) Combined Property EBITDA for the prior twelve (12) month period then ended and taken as a whole to (ii) the sum of (A) that portion of Interest Expense attributable to the Loans for the prior twelve (12) month period then ended and taken as a whole plus (B) Assumed LC Interest Expense (without duplication of any amount already included in Interest Expense), to be less than 1.75 to 1.00;
I.    Section 10.18(c) of the Credit Agreement is amended and restated as follows:

(c)    if any Letters of Credit are outstanding at the time such Bank becomes a Defaulting Lender then:

(i)    the obligations of such Defaulting Lender with respect to the Letter of Credit (such Defaulting Lender's “LC Exposure”) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders' outstanding Loan Commitments (it being understood that under no circumstance shall any Bank at any time be liable for any amounts in excess of its Loan Commitment) plus such Defaulting Lender's obligations under such Letters of Credit does not exceed the total of all non-Defaulting Lenders' Loan Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within ten (10) Business Days following notice by an Issuing Bank cash collateralize, for the benefit of each Issuing Bank only, the Borrower's obligations corresponding to such Defaulting Lender's Pro Rata Share of all outstanding Letters of Credit (such Defaulting Lender's “Collateralized LC Exposure”) by depositing with each Issuing Bank an amount equal to such Issuing Bank's share of Defaulting Lender's Collateralized LC Exposure (to the extent not reallocated pursuant to clause (i)). Such collateral is hereby pledged to each Issuing Bank and shall be held and applied for the benefit of such Issuing Bank only for so long as its Letters of Credit are outstanding. If less than the full amount of the Defaulting Lender's Collateralized LC Exposure is deposited, the deposits made shall be shared pari passu between the Issuing Banks;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.17(g) with respect to such Defaulting Lender's Pro Rata Share of the Letters of Credit which is cash collateralized;
(iv)    if the obligations of the Banks are reallocated pursuant to clause (i) above, then the Letter of Credit fees payable to the Banks pursuant to Section 2.17(g) shall be adjusted in accordance with such reallocations;
(v)    if all or any portion of such Defaulting Lender's Pro Rata Share of outstanding Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Administrative Agent or any other Bank hereunder, (x) all Facility Fees that otherwise would have been payable to such Defaulting Lender with respect to the portion of such Defaulting Lender's Loan Commitment that was utilized by such Letters of Credit and Letter of Credit fees payable under Section 2.17(g) with respect to such Defaulting Lender's obligations under the Letters of Credit shall accrue but shall be payable pari passu to the Issuing Banks until and to the extent that such obligations under the Letters of Credit are reallocated and/or cash collateralized and (y) any other amounts distributable to the Defaulting Lender shall first be used to satisfy any obligations which the Defaulting Lender has failed to pay to the Issuing Bank and Administrative Agent, in proportion to the amount owed to each; and

(vi)    so long as such Bank is a Defaulting Lender, Issuing Bank shall not be required to issue, amend or increase (if permitted) any Letter of Credit, unless it is satisfied that the related LC Exposure of the Defaulting Lender will be 100% covered by the Loan Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with subparagraph (ii) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subparagraph (i) above (and such Defaulting Lender shall not participate therein).
J.    The following sentence shall be added after the first sentence of Section 12.02 of the Agreement:

The provisions of Section 2.17 of the Credit Agreement (and any other provisions for the express benefit of an Issuing Bank) shall not be amended without the consent of each Issuing Bank
K.    The notice address for Administrative Agent is modified to be as follows:

Eurohypo AG, New York Branch
1301 Avenue of the Americas,
35th Floor
New York, New York 10019
Attention: Head of Portfolio Operations
With a copy to:
Eurohypo AG, New York Branch
1301 Avenue of the Americas,
35th Floor
New York, New York 10019
Attention: Legal Director

and

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Mark C. Simon, Esq.

3.    Reaffirmation of Obligations. Each Borrower hereby acknowledges, ratifies and reaffirms its respective obligations under the Notes, the Credit Agreement and the other Loan Documents. Each Guarantor hereby acknowledges, ratifies and reaffirms its respective obligations under the Guaranty. Without limiting the foregoing, each Guarantor acknowledges that the obligations guaranteed by it under the Guaranty include all reimbursement obligations of TOLLC and Dolphin LLC with respect to all Letters of Credit, interest thereon and other amounts payable in connection therewith. All the terms, provisions, stipulations, powers, and covenants in the Loan Documents are hereby ratified and confirmed, and shall stand and remain unchanged and in full force and effect and shall be binding upon all parties thereto, except as otherwise changed or modified in express terms by this Amendment. To the extent of any conflict or inconsistency between the terms of the Credit Agreement and the terms of this Amendment, the applicable provisions of this Amendment shall prevail.

4.    Severability. The provisions of this Amendment are intended to be severable. If for any reason any provision of this Amendment shall be held invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner otherwise affecting the validity or enforceability hereof or the remaining provisions hereof.

5.    Further Assurances. In addition to the documents, instruments and acts described in this Amendment which are to be executed, or delivered or taken pursuant to this Amendment, Borrowers and Guarantors agree to execute and deliver from time to time upon request by Administrative Agent such other documents and instruments, and take such other action, as Administrative Agent may reasonably request or require to more fully and completely evidence and carry out the transactions contemplated by this Amendment.

6.    Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AMENDMENT.

7.    Governing Law. This Amendment shall be governed by the laws of State of New York.

8.    Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. Signatures by pdf or fax shall be legally binding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.
DOLPHIN MALL ASSOCIATES LLC, a Delaware limited liability company

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member
By: /s/ Steven E. Eder
Steven E. Eder,
its authorized signatory

FAIRLANE TOWN CENTER LLC, a Michigan limited liability company

By:	Woodland Investment Associates Limited Partnership, a Delaware limited partnership, its sole member
By: /s/ Steven E. Eder
Steven E. Eder,
its authorized signatory

TWELVE OAKS MALL, LLC, a Michigan limited liability company

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member
By: /s/ Steven E. Eder
Steven E. Eder,
its authorized signatory

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
By: /s/ Steven E. Eder
Steven E. Eder,
its authorized signatory

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

ADMINISTRATIVE AGENT and as a BANK:
EUROHYPO AG, NEW YORK BRANCH
By: /s/ Jo Hastings
Name: Jo Hastings
Title: Director

By: /s/ Stephen Cox
Name: Stephen Cox
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

ISSUING BANK and as a BANK:
JP MORGAN CHASE BANK NA
By: /s/ Mark Frankel
Name: Mark Frankel
Title: AVP

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	RBS Citizens, N.A.
By: /s/ Michelle L. Lyles
Name: Michelle L. Lyles
Title: Assistant Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	MIDFIRST BANK, a federally chartered savings association
By: /s/ Todd G. Wright
Name: Todd G. Wright
Title: First Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	Emigrant Realty Finance, LLC
By: /s/ Christine Elcik
Name: Christine Elcik
Title: Director & Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	PB Capital Corporation
By: /s/ Olivia A. Lam
Name: Olivia A. Lam
Title: Senior Director

By: /s/ Michael Rogers
Name: Michael Rogers
Title: Senior Director

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	UNION BANK, N.A.
By: /s/ Richard Miles
Name: Richard Miles
Title: Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	Fifth Third Bank, an Ohio Banking Corporation
By: /s/ Michael P. Perillo
Name: Michael P. Perillo
Title: Officer

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	Huntington National Bank
By: /s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti
Title: Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:        CREDIT AGRICOLE CORPORATION AND
INVESTMENT BANK

By: /s/ John A. Wain
Name: John A. Wain
Title: Managing Director

By: /s/ Daniel J. Reddy
Name: Daniel J. Reddy
Title: Director

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	PNC BANK, NATIONAL ASSOCIATION
By: /s/ David C. Drouillard
Name: David C. Drouillard
Title: Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:        U.S. BANK NATIONAL ASSOCIATION,
a National Banking Association

By: /s/ Curt M. Steiner
Name: Curt M. Steiner
Title: Senior Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDMENT TO THIRD AMENDED AND RESTATED
SECURED REVOLVING CREDIT AGREEMENT

Name of Bank:	COMERICA BANK
By: /s/ Casey L. Stevenson
Name: Casey L. Stevenson
Title: Vice President